EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
April 25, 2024	(212) 441-6877
brian.finnegan@fhlbny.com

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES FIRST QUARTER 2024 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended March 31, 2024.

“Throughout the first quarter of 2024, the Federal Home Loan Bank of New York successfully executed on our foundational liquidity mission, as reflected in our strong results for the period,” said José R. González, president and CEO of the FHLBNY. “Our ability to serve as a stable source of funding for our members also supports our efforts to make a direct impact in the communities we serve, as we allocated $24.5 million from this quarter’s earnings for our Affordable Housing Program.”

Highlights from the first quarter of 2024 include:

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Net income for the quarter was $220.5 million, an increase of $22.0 million, or 11.1%, from net income of $198.5 million for the first quarter of 2023. Net interest income for the quarter was $265.0 million, an increase of $35.3 million, or 15.4%, from net interest income of $229.7 million in the first quarter last year. This increase was driven by an increase of average interest earning assets from $163.8 billion in the prior year period to $169.4 billion for the first quarter of 2024, as well as an increase in yield on assets from 4.64% in the prior year period to 5.50% in first quarter of this year.

•	Return on average equity (“ROE”) for the quarter was 10.58% (annualized), compared to ROE of 9.61% for the first quarter of 2023, as a result of the increase in net income.

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As of March 31, 2024, total assets were $159.6 billion, an increase of $1.3 billion, or 0.8%, from total assets of $158.3 billion at December 31, 2023. As of March 31, 2024, advances (par amount) were $108.3 billion, a decrease of $1.5 billion, or 1.4%, from $109.8 billion at December 31, 2023.

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As of March 31, 2024, total capital was $8.3 billion, an increase of $0.1 billion from total capital of $8.2 billion at December 31, 2023. The FHLBNY’s retained earnings were $2.4 billion as of March 31, 2024, an increase of $0.1 billion from December 31, 2023; $1.3 billion of the retained earnings were unrestricted retained earnings and $1.1 billion were restricted retained earnings. At March 31, 2024, the FHLBNY met all of its regulatory capital ratios.

•	The FHLBNY allocated $24.5 million from its first quarter 2024 earnings for its Affordable Housing Program.

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The FHLBNY currently expects to file its Form 10-Q for the first quarter of 2024 with the U.S. Securities and Exchange Commission on or about May 9, 2024.

Selected Balance Sheet Items (dollars in millions)
	March 31,	December 31,
	2024	2023	Change

Advances	$107,164	$108,890	$(1,726)
Mortgage loans held for portfolio	2,191	2,180	11
Mortgage-backed securities	19,766	19,582	184
Liquidity assets	28,117	25,340	2,777
Total assets	$159,630	$158,333	$1,297

Consolidated obligations	$147,415	$145,476	$1,939
Capital stock	5,986	6,050	(64)
Unrestricted retained earnings	1,310	1,277	33
Restricted retained earnings	1,105	1,061	44
Accumulated other comprehensive income	(88)	(143)	55
Total capital	$8,313	$8,245	$68

Capital-to-assets ratio (GAAP)	5.21%	5.21%
Capital-to-assets ratio (Regulatory)	5.27%	5.30%

Operating Results (dollars in millions)
	Three Months Ended March 31,
	2024	2023	Change

Total interest income	$2,316.0	$1,881.7	$434.3
Total interest expense	2,051.0	1,652.0	399.0
Net interest income	265.0	229.7	35.3
Provision (Reversal) for credit losses	(0.4)	0.1	(0.5)
Net interest income after provision for credit losses	265.4	229.6	35.8
Non-interest income (loss)	35.9	41.0	(5.1)
Non-interest expense	56.3	50.0	6.3
Affordable Housing Program assessments	24.5	22.1	2.4
Net income	$220.5	$198.5	$22.0

Return on average equity	10.58%	9.61%
Return on average assets	0.52%	0.48%
Net interest margin	0.63%	0.57%

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About the Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of March 31, 2024, the FHLBNY serves 336 member institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The FHLBNY’s mission is to provide members with reliable liquidity in support of housing and local community development.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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